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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                   FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): August 7, 1998




                     CRESCENT REAL ESTATE EQUITIES COMPANY
            (Exact name of Registrant as specified in its Charter)



           Texas                     1-13038                     52-1862813
  (State of Organization)     (Commission File Number)         (IRS Employer
                                                          Identification Number)

      777 Main Street, Suite 2100
           Fort Worth, Texas                                       76102
(Address of Principal Executive Offices)                         (Zip Code)


                                (817) 321-2100
             (Registrant's telephone number, including area code)
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Item 5.  Other Events

     On August 7, 1998, Crescent Real Estate Equities Company (the "Company") notified Station Casinos, Inc. ("Station") that Station is in material breach of the Agreement and Plan of Merger, dated January 16, 1998, as amended (the "Merger Agreement"), between the Company and Station, and that the Company is exercising its termination rights under the Merger Agreement. Under the Merger Agreement, Station would have been merged (the "Merger") with and into the Company.

     The Company also, on August 7, 1998, filed an action in federal court in Texas seeking damages and declatory relief as a result of Station's breaches of the Merger Agreement. The action seeks (i) compensatory damages, (ii) a declatory judgment that Station's breaches under the Merger Agreement excuse the Company from any further obligations under the Merger Agreement, and (iii) a declatory judgment that Station's notice requiring Crescent, in accordance with certain provisions of the Merger Agreement, to purchase 20,000 shares of a class of Station's redeemable preferred stock for an aggregate purchase price of $20,000,000 by August 11, 1998 is invalid and that the Company is not required to purchase any shares of the redeemable preferred stock.

     As a result of this development, the Company intends to cancel its proposed rights offering, and the proposed increase in the quarterly distribution, both previously announced on June 15, 1998, that were contingent upon consummation of the Merger. In addition, the Company does not intend to proceed with the formation of a new partnership that would have owned the real estate assets acquired from Station and invested in casinos, gaming properties and other real estate properties.

     At this time, the Company no longer considers the Merger to be probable.



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                                   SIGNATURES

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 7, 1998             CRESCENT REAL ESTATE EQUITIES COMPANY



                                    By:  /s/ DALLAS E. LUCAS
                                         -----------------------
                                             Dallas E. Lucas
                                        Senior Vice President and
                                         Chief Financial Officer